UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2022

TAMPA ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Florida	1-5007	59-0475140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

TECO Plaza

702 N. Franklin Street

Tampa, Florida 33602

(Address of principal executive offices)

(813) 228-1111

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 12, 2022, Tampa Electric Company (the “Company”) completed its previously reported offering of (i) $300.0 million aggregate principal amount of 3.875% Notes due 2024 (the “2024 Notes”) and (ii) $300.0 million aggregate principal amount of 5.00% Notes due 2052 (the “2052 Notes”, and collectively, the “Notes”). The 2024 Notes were sold at 99.962% of par and the 2052 Notes were sold at 99.876% of par. The offering resulted in net proceeds to the Company (after deducting underwriting discounts and commissions and estimated offering expenses) of approximately $594.3 million. In connection with completing the issuance and sale of the Notes, the Company entered into a seventeenth supplemental indenture (the “Seventeenth Supplemental Indenture”) with The Bank of New York Mellon, as trustee (the “Trustee”), supplementing the Indenture dated July 1, 1998 (the “Base Indenture” and together with the Seventeenth Supplemental Indenture, and as otherwise amended and supplemented to date, the “Indenture”).

The 2024 Notes mature on July 12, 2024, and bear interest at a rate of 3.875% per annum. The 2052 Notes mature on July 15, 2052, and bear interest at a rate of 5.00% per annum. The Company will pay interest on the 2024 Notes semi-annually in arrears on January 12 and July 12 of each year, beginning on January 12, 2023. The Company will pay interest on the 2052 Notes semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2023. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

At any time prior to maturity, in the case of the 2024 Notes, or at any time prior to January 15, 2052, in the case of the 2052 Notes, the Company may redeem all or any part of such series of Notes at its option at a redemption price equal to the greater of (i) 100% of the principal amount of such series of Notes to be redeemed or (ii) the sum of the present values of the remaining payments of principal and interest on the Notes to be redeemed (a) in the case of the 2024 Notes, discounted to the redemption date on a semiannual basis at the applicable treasury rate (as defined in the Indenture), plus 15 basis points (0.15%), or (b) in the case of the 2052 Notes, that would be due if the 2052 Notes matured on July 15, 2052, discounted to the redemption date on a semiannual basis at the applicable treasury rate, plus 30 basis points (0.30%), in each case, less interest accrued to the date of redemption; in either case, the redemption price would include accrued and unpaid interest thereon to, but excluding, the redemption date. In the case of the 2052 Notes, at any time on or after January 15, 2052, the Company may at its option redeem the 2052 Notes, in whole or in part, at 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

The Indenture provides that each of the following is an event of default (“Event of Default”): (i) the Company fails to pay any interest on such series of the Notes when due, and such failure has continued for 30 days; (ii) the Company fails to pay the principal of or premium, if any, on such series of the Notes when due; (iii) the Company fails to perform any other covenant in the Indenture (other than a covenant in the Indenture solely for the benefit of a series of debt securities other than such series of the Notes), and such failure has continued for 90 days after the Company receives written notice as provided in the Indenture; or (iv) certain events of bankruptcy or insolvency of the Company as described in the Indenture.

If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes of such series may declare the principal amount of all the Notes of such series to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding Notes of such series may rescind and annul that declaration and its consequences.

The Notes are unsecured and rank equally with the Company’s other unsecured and unsubordinated indebtedness.

The preceding description of the Indenture and the Notes is qualified in its entirety by the Base Indenture as filed with the Securities and Exchange Commission on June 3, 1998, as Exhibit 4.3 to the Company’s Registration Statement on Form S-3 (File No. 333-233336), as amended and supplemented to date, and the Seventeenth Supplemental Indenture and the Notes filed herewith as Exhibits 4.12, 4.13 and 4.14, respectively, and incorporated herein by reference.

Affiliates of the Trustee in the past have provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the Company and its affiliates.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

In order to furnish certain exhibits for incorporation by reference into the Registration Statements on Form S-3 of the Company previously filed with Securities and Exchange Commission (File No. 333-233336), the Company is including the Seventeenth Supplemental Indenture as Exhibit 4.12 hereto, the 2024 Notes as Exhibit 4.13 and the 2052 Notes as Exhibit 4.14 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

4.12	Seventeenth Supplemental Indenture dated as of March 18, 2021, between Tampa Electric Company, as issuer, and The Bank of New York Mellon, as trustee, supplementing the Indenture dated as of July 1, 1998, as amended. Filed herewith.

4.13	2024 Notes. Filed herewith.

4.14	2052 Notes. Filed herewith.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2022		TAMPA ELECTRIC COMPANY (Registrant)

	By:	/s/ Michelle V. Szekeres
Michelle V. Szekeres
Corporate Secretary